Ex. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-170914) pertaining to Hudson Pacific Properties, Inc.'s Directors Stock Plan, and

(2)	Registration Statement (Form S-8 No. 333-167847) pertaining to pertaining to the Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan;

of our reports dated March 23, 2011, with respect to the consolidated financial statements and schedule of Hudson Pacific Properties, Inc. included in this Annual Report (Form 10-K) of Hudson Pacific Properties, Inc. for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Los Angeles, California
March 23, 2011